EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Electronic Clearing House (ECHO) Announces
Third Quarter Fiscal 2006 Results

24th Quarter of Consecutive Revenue Growth

Camarillo, Calif., August 9, 2006 - Electronic Clearing House, Inc. (NASDAQ: ECHO), a leading provider of electronic payment and transaction processing services, today reported financial and operating results for the three months ended June 30, 2006.

Third Quarter Highlights:

•	Total revenue increased 39.1% to $19.9 million.
•	Bankcard and transaction processing revenue grew 42.9% to $15.1 million.
•	Check-related revenue advanced 28.3% to $4.8 million.
•	Gross margins from processing and transaction revenue were 33.1%, compared to 36.6% for the same period last year.
•	Bankcard processing volume increased 57.5% to $472.1 million.
•	ACH transactions processed increased 18.5% to 9.3 million transactions.
•	Cash flow from operations increased 133% to $6.5 million from $2.8 million.
•	Stock compensation expense increased to $269,000 from $0 in the same period last year as a result of the Company’s adoption of SFAS 123R this fiscal year.
•	Diluted EPS was $0.14, compared to diluted EPS of $0.06 for the same period last year.

“The third quarter numbers primarily reflect the impact of three things: solid organic growth from our existing merchants, continued performance from our historic sales channels and careful control over our operating costs,” said Joel M. Barry, Chairman and Chief Executive Officer of Electronic Clearing House, Inc. “In addition to these positive factors, we now see a solid pipeline developing from our new go-to-market strategy that emphasizes several new multi-channel sales avenues. The significant cash flow improvement is also a good sign that we are beginning to outrun the inherent marketing and sales costs associated with growth and we are starting to reap the financial benefits that come with higher processing volume and operating leverage.”

Fiscal 2006 Third Quarter Financial Highlights
Total revenue for the third quarter of fiscal 2006 was $19.9 million, an increase of 39.1%, versus $14.3 million in the prior year quarter and an increase of 3.3%, as compared to $19.2 million in the second quarter of fiscal 2006. The increase in total revenue was significantly impacted by a 42.9% increase in bankcard processing revenue and a 28.3% increase in check services revenue as compared to the same period last year.

Revenue from bankcard processing and transactions grew 42.9% from $10.6 million in the third quarter of fiscal 2005 to $15.1 million in the third quarter of fiscal 2006, as compared to $14.7 million in the second quarter of fiscal 2006. Strong organic growth from existing customers and growth from our marketing initiatives continued to drive performance during the quarter. Bankcard processing and transaction revenues accounted for 76.1% of total Company revenues in the third quarter of fiscal 2006.

Check-related revenues, which account for 23.9% of the Company’s total revenues, increased 28.3% to $4.8 million for the three months ended June 30, 2006, versus $3.7 million in the prior-year quarter. The increase in the Company’s check-related revenue resulted from a 15.7% increase in Automated Clearing House (ACH) and check verification revenue, and a 98.6% increase in check collection revenue. The Company processed 9.3 million ACH transactions in the third quarter of fiscal 2006.

Gross margin decreased to 33.1% in the third quarter of fiscal 2006, compared to 36.6% in the same quarter last year. The year-over-year decrease in gross margin was primarily due to several high volume merchants that contributed slightly lower margin. In particular, two merchants each made up approximately 8% of total bankcard revenue in third quarter of fiscal 2006.

Processing and transaction expense increased 46.9% in the third quarter of fiscal 2006 to $13.3 million, up from $9.1 million in the comparable 2005 quarter.

Research and development expenses decreased slightly from $354,000 for the quarter ended June 30, 2005 to $316,000 in the current year quarter. Research and development remained consistent during the third quarter, and should remain at current levels for the remainder of the 2006 fiscal year, and into fiscal 2007. During the quarter, the Company continued to improve its technology infrastructure, which is expected to create operating efficiencies as well as cost savings. Several of our previously disclosed IT projects are on track for deployment during the fourth quarter of 2006. The Company will continue to make necessary IT improvements that will contribute to ECHO’s continued growth.

Selling, general and administrative (SG&A) expenses increased 13.1% from $2.7 million, or 18.8% of total revenues, in the third quarter of fiscal 2005, to $3.0 million, or 15.3% of total revenues, for the third quarter of fiscal 2006. The increase in SG&A expenses on an absolute dollar basis was primarily attributable to a $269,000 increase in stock-based compensation expense as compared to the prior year quarter as a result of the adoption of SFAS No. 123R, effective October 1, 2005. SOX compliance expense also increased by $115,000 year over year.

Operating income increased 153.9% to $1.8 million for the third quarter of fiscal 2006, versus $703,000 in the same period last year. The Company reported net income of $1,010,000, or $0.14 per share on a fully diluted basis, in the third quarter of fiscal 2006, versus net income of $433,000, or $0.06 per share on a fully diluted basis, in the third quarter of fiscal 2005.

Balance Sheet Summary
ECHO’s balance sheet remains healthy, with approximately $10.3 million in cash and cash equivalents, $2.3 million in restricted cash, $11.7 million in working capital, $521,000 in long-term debt and capital leases, and $21.3 million in stockholders’ equity at June 30, 2006.

Conference Call
The Company will host a conference call at 1:30 p.m. PDT (4:30 p.m. EDT) today to discuss its third quarter fiscal 2006 results. To participate in the conference call, please dial the following number at least five minutes prior to the scheduled conference call time: (800) 240-6709. International callers should dial (303) 262-2050. There is no pass code required for this call. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of ECHO’s website at www.echo-inc.com.

About Electronic Clearing House, Inc. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution for the payment processing needs of merchants, banks, technology companies and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment and check collection.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Examples of forward-looking statements included in this press release include statements relating to ECHO’s future financial performance. Potential risks and uncertainties that may cause actual results to differ materially include, but are not limited to, such factors as unanticipated events causing litigation expenses to exceed estimates, additional time and resources required to comply with compliance efforts, fluctuations in demand for the Company’s products and services, the introduction of new products and services, the Company’s ability to maintain customer and strategic business relationships, technological advancements, the effect of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

- Financial Tables Follow -

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS

	June 30, 2006	September 30, 2005

Current assets:
Cash and cash equivalents	$10,250,000	$7,009,000
Restricted cash	2,322,000	1,448,000
Settlement deposits	17,050,000	16,817,000
Settlement receivables, less allowance of $25,000 and $25,000	1,551,000	981,000
Accounts receivable, less allowance of $528,000 and $92,000	3,136,000	2,421,000
Prepaid expenses and other assets	526,000	385,000
Deferred tax asset	441,000	249,000
Total current assets	35,276,000	29,310,000

Noncurrent assets:
Property and equipment, net	2,420,000	2,337,000
Software, net	9,976,000	8,876,000
Other assets, net	263,000	294,000
Total assets	$47,935,000	$40,817,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt	$305,000	$426,000
Accounts payable	663,000	305,000
Settlement payable	18,601,000	17,798,000
Trust payable	834,000	277,000
Accrued expenses	3,133,000	2,467,000
Total current liabilities	23,536,000	21,273,000
Noncurrent liabilities:
Long-term debt, net of current portion	521,000	705,000
Deferred tax liability	2,626,000	1,067,000
Total liabilities	26,683,000	23,045,000

Commitments and contingencies

Stockholders' equity:
Common stock, $.01 par value, 36,000,000 shares authorized; 6,801,304 and 6,620,531 shares issued; 6,763,035 and 6,582,262 shares outstanding, respectively	68,000	66,000
Additional paid-in capital	26,607,000	25,574,000
Accumulated deficit	(4,957,000)	(6,983,000)
Less treasury stock at cost, 38,269 and 38,269 common shares	(466,000)	(466,000)
Less unearned stock compensation	-0-	(419,000)
Total stockholders' equity	21,252,000	17,772,000
Total liabilities and stockholders' equity	$47,935,000	$40,817,000

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

REVENUES:	$19,869,000	$14,281,000	$56,023,000	$40,362,000

COSTS AND EXPENSES:
Processing and transaction expenses	13,299,000	9,051,000	37,357,000	25,783,000
Other operating costs	1,438,000	1,493,000	4,266,000	4,236,000
Research and development expenses	316,000	354,000	1,189,000	1,271,000
Selling, general and administrative expenses	3,031,000	2,680,000	9,584,000	8,044,000

	18,084,000	13,578,000	52,396,000	39,334,000

Income from operations	1,785,000	703,000	3,627,000	1,028,000

Interest income	73,000	37,000	173,000	95,000
Interest expense	(21,000)	(29,000)	(68,000)	(87,000)

Income before provision for income taxes	1,837,000	711,000	3,732,000	1,036,000
Provision for income taxes	(827,000)	(278,000)	(1,706,000)	(407,000)

Net income	$1,010,000	$433,000	$2,026,000	$629,000

Basic net earnings per share	$0.15	$0.07	$0.31	$0.10
Diluted net earnings per share	$0.14	$0.06	$0.29	$0.09

Weighted average shares outstanding
Basic	6,630,055	6,512,411	6,596,737	6,469,632
Diluted	7,156,204	6,942,122	7,016,342	6,956,111

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2006	2005

Cash flows from operating activities:
Net income	$2,026,000	$629,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	581,000	558,000
Amortization of software	1,939,000	1,258,000
Provisions for losses on accounts and notes receivable	443,000	31,000
Deferred income taxes	1,367,000	280,000
Stock option compensation	698,000	8,000
Restricted stock issued to director	38,000	-0-
Tax benefit from exercise of stock option	-0-	82,000
Changes in assets and liabilities:
Restricted cash	(874,000)	(201,000)
Settlement deposits	(233,000)	(86,000)
Accounts receivable	(1,158,000)	(177,000)
Settlement receivable	(570,000)	(387,000)
Accounts payable	358,000	53,000
Settlement payable	803,000	682,000
Trust payable	557,000	104,000
Accrued expenses	666,000	(24,000)
Prepaid expenses	(141,000)	(25,000)

Net cash provided by operating activities	6,500,000	2,785,000

Cash flows from investing activities:
Other assets	3,000	36,000
Purchase of equipment	(662,000)	(623,000)
Purchased and capitalized software	(3,011,000)	(2,896,000)

Net cash used in investing activities	(3,670,000)	(3,483,000)

Cash flows from financing activities:
Proceeds from issuance of notes payable	-0-	400,000
Repayment of notes payable	(209,000)	(330,000)
Repayment of capitalized leases	(98,000)	(373,000)
Proceeds from exercise of stock options	482,000	329,000
Excess tax benefit from exercise of stock options	236,000	-0-

Net cash provided by financing activities	411,000	26,000

Net increase (decrease) in cash	3,241,000	(672,000)
Cash and cash equivalents at beginning of period	7,009,000	7,680,000

Cash and cash equivalents at end of period	$10,250,000	$7,008,000

Contact:
Electronic Clearing House	Financial Relations Board
Donna Rehman, Corporate Secretary	Erin Cox
(800) 262-3246, ext. 8533	(310) 854-8319
E-MAIL: corp@echo-inc.com	E-MAIL: ecox@financialrelationsboard.com
www.echo-inc.com

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